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                                                                    EXHIBIT 12.1

                                  DAVITA INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense, amortization of financing costs, and the estimated interest component of rental expense on operating leases.

                         Three months
                            ended               Year ended December 31,
                          March 31,   ---------------------------------------------
                             2001       2000     1999       1998     1997    1996
                         ------------ -------- ---------  -------- -------- -------
                                          (dollars in thousands)
Income (loss) before
 income taxes,
 extraordinary items and
 cumulative effect of a
 change in accounting
 principle..............   $54,634    $ 44,935 $(181,826) $ 48,641 $ 81,178 $54,563
                           -------    -------- ---------  -------- -------- -------
Fixed charges:
  Interest expense and
   amortization of debt
   issuance costs and
   discounts on all
   indebtedness.........    19,724     116,637   110,797    84,003   29,082  13,670
  Interest portion of
   rental expense.......     4,345      17,140    17,501    12,992    8,196   5,301
                           -------    -------- ---------  -------- -------- -------
    Total fixed
     charges............    24,069     133,777   128,298    96,995   37,278  18,971
                           -------    -------- ---------  -------- -------- -------
Earnings (loss) before
 income taxes,
 extraordinary items,
 cumulative effect of a
 change in accounting
 principle and fixed
 charges................   $78,703    $178,712 $ (53,528) $145,636 $118,456 $73,534
                           =======    ======== =========  ======== ======== =======
Ratio of earnings to
 fixed charges..........      3.27        1.34       (a)      1.50     3.18    3.88
                           =======    ======== =========  ======== ======== =======

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(a) Due to the Company's loss in 1999, the ratio coverage was less than 1:1.
    The Company would have had to generate additional earnings of $181,826 to achieve a coverage of 1:1.